Exhibit 10.2

TERMINATION AGREEMENT AND RELEASE

This Termination Agreement AND RELEASE (this “Termination Agreement”) is entered into as of the 19th day of September, 2022 between iBio, Inc., a Delaware corporation (“iBio”) and RubrYc Therapeutics, Inc., a Delaware corporation (“RubrYc”). Each of iBio and RubrYc are referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties hereto are parties to that certain Collaboration and License Agreement dated as of August 23, 2021 (the “Collaboration and License Agreement”);

WHEREAS, the Parties hereto are parties to that certain Collaboration, Option and License Agreement dated as of August 23, 2021 (the “Option Agreement”, and together with the Collaboration and License Agreement, the “Agreements”); and

WHEREAS, in connection with that certain Asset Purchase Agreement, dated September 16, 2022, by and between iBio and RubrYc (the “Purchase Agreement”), the Parties hereto desire to terminate the Agreements in accordance with the terms and subject to the conditions set forth in this Termination Agreement.

AGREEMENT

NOW, THEREFORE, the undersigned, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1.Recitals.  The foregoing recitals are hereby made part of this Termination Agreement.
2.Termination of Agreements.  Effective as of the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), each of iBio and RubrYc hereby terminate the Agreements and all terms, agreements and conditions set forth therein, except with respect to any obligations following the termination of the Agreements, which obligations shall continue in full force and effect. The Parties agree that as a result of the execution of this Termination Agreement, the Agreements and all terms, agreements and conditions set forth therein or related thereto shall be rendered null and void and without further legal force or effect, with each of iBio and RubrYc being irrevocably relieved of all future rights and obligations thereunder (except as provided above), all without requiring any further action.  Effective as of the date hereof, each of iBio and RubrYc acknowledges and agrees that it is not entitled to any payments or monetary consideration of any kind relating to the Agreements.
3.Failure to Close.  If the Closing does not occur, this Termination Agreement shall be null and void and of no further effect.
4.Representations and Warranties.
4.1Each of iBio and RubrYc has all requisite power and authority to enter into this Termination Agreement and has not assigned any of its rights or obligations under the Agreements to any other party.

4.2The execution and delivery of this Termination Agreement by each of iBio and RubrYc has been duly authorized by all necessary action (corporate or otherwise) and no other proceeding is necessary to authorize the execution, delivery and performance of this Termination Agreement and the transactions contemplated herein.
4.3This Termination Agreement has been duly executed and delivered by each of iBio and RubrYc and constitutes the legal, valid and binding obligation of iBio and RubrYc, respectively, enforceable against iBio and RubrYc, respectively, in accordance with its terms.
5.Release.  Effective as of the date hereof, for good and valuable consideration, the receipt and sufficiency of which iBio and RubrYc hereby acknowledge, each of iBio and RubrYc, for itself and on behalf of its successors and assigns, hereby fully, unconditionally and irrevocably releases and forever discharges the other, and each of the other’s affiliates, contractors, agents, officers, directors, members, employees, shareholders, representatives, attorneys, successors and assigns, of and from any and all manner of actions, causes of action, suits, debts, sums of money, accounts, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, contracts, agreements, claims, demands, losses, obligations, liabilities, proceedings, fines, costs, expenses, fees (including, without limitation, attorneys’ fees, experts fees and court fees) and penalties whatsoever, in law or in equity, which the releasing and discharging party or any successor or assignee of such party ever had, now has or hereafter can, shall or may have against the other party hereto or its successors and assigns for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of or in connection with the Agreements.
6.Further Assurances.  Each Party agrees from time to time, subsequent to the date hereof, to execute and deliver or cause to be executed and delivered such instruments or further assurances as may, in the reasonable opinion of the other Parties, be necessary or desirable to give effect to the provisions of this Agreement.
7.Miscellaneous.
7.1Governing Law.  This Termination Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware other than conflict of laws principles thereof directing the application of any law other than that of the State of  Delaware.
7.2Binding Effect; No Oral Modification.  This Termination Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.  This Termination Agreement may not be altered, modified, or amended unless such alteration, modification, or amendment is in writing and executed by the Parties.
7.3Entire Agreement.  This Termination Agreement constitutes the entire integrated agreement of the Parties hereto with respect to the subject matter hereof and the transactions contemplated hereby, and supersedes any other prior statements, negotiations, understandings, and agreements by and between the Parties hereto, written or oral, with respect to the subject matter hereof.

7.4Counterparts.  This Termination Agreement may be executed and delivered in one or more counterparts (including facsimile, PDF, or other electronic counterparts), each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first written above.

RUBRYC THERAPEUTICS, INC.

By: /s/ Isaac Bright

Name: Isaac Bright

Title: Chief Executive Officer

IBIO, INC.

By: /s/ Thomas F. Isett
Name: Thomas F. Isett
Title: Chief Executive Officer

[Signature Page to Termination Agreement]